Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

This agreement is made as of April 14, 2017 (“Effective Date”) between CMC ICOS BIOLOGICS, INC., a Washington corporation (“CMC”), and AGENUS INC., a Delaware corporation (“Customer”).

•	CMC provides bioprocessing services to pharmaceutical and biotechnology companies;
•	Customer wishes to contract with CMC for the provision of the Services pursuant to one or more Work Statements that may be entered into from time to time during the Term; and
•	CMC is willing to perform the Services on the terms in this agreement and the Quality Agreement.

Therefore, the parties agree as follows:

1.DEFINITIONS.  Capitalized terms used in the main body of this agreement but not otherwise defined in the main body are defined in Appendix I.

2.PERFORMANCE OF THE SERVICES

2.1

Work Statements.  The Services will be described in one or more Work Statements.  As of the Effective Date, the parties are entering into Work Statement No. 1 attached as Appendix III.  From time to time during the Term, the parties may enter into additional Work Statements for the performance of Services.  Each Work Statement will be signed by each party and will be governed by this agreement.

2.2

Standards.  CMC must use commercially reasonable efforts to (a) perform the Services in accordance with the applicable Work Statement(s) and any other mutually agreed instructions and plans, in a good and professional manner, consistent with applicable industry standards and industry best practices, using persons or entities ("Personnel") reasonably competent and trained to perform such Services, (b) meet the applicable Timeline and Specification and, (c) comply with all applicable laws in the jurisdictions where Services are perfomed by CMC and, where required by the Work Statement, comply with applicable cGMP standards.  The parties will evaluate CMC’s efforts taking into account the experimental nature of the Services, and the Services being dependent on living systems.

2.3

Totality of Services.  CMC will not perform any Services other than those described in the Work Statement.  Due to the nature of the Services, however, changes to the Services may be necessary to achieve the Objective.  If changes to the Services are necessary, the parties will promptly meet to negotiate and agree on those changes in writing. Changes to the Services may affect the Price and Timeline.

2.4	Project Team
2.4.1

Each party will name and notify the other party of its representatives who will form the project team and who will be responsible for planning, executing and discussing issues regarding the Services and communicating with the other party (“Project Team”).  Each Project Team shall be represented by a primary point of

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

contact, responsible for coordinating communication within and between the Project Teams on behalf of its Party (the “Project Leader”).  The initial CMC Project leader shall be notified to Customer promptly after the Effective Date.  The initial Customer Project Leader shall be [********].  Each party shall use its reasonable endeavours not to change its respective Project Leader, and each Party shall notify the other of any change to its Project Leader as reasonably in advance as possible.

2.4.2

The Project Team will schedule meetings at regular intervals for the purpose of communicating updates on the performance of the Services and providing an initial forum for discussing and resolving any issues encountered with the Services.  These meetings will be conducted by telephone or, if necessary, by face-to-face meetings.  Each party is responsible for its own costs in attending these meetings.

2.4.3	Any decision by the Project Team that amends the Services will not be binding unless it is recorded in writing and signed by authorized representatives of both parties per Section 15.4.
2.5

Regulatory Submissions.  CMC may communicate with regulatory authorities without Customer input with respect to matters primarily directed to CMC’s equipment and facilites, and all other regulatory written submissions by CMC primarily relating to the Product itself (rather than CMC's facilities or activities) shall be subject to mutual agreement unless a response is required from CMC pursuant to applicable laws or rules and agreement cannot (practically or otherwise) be reached.  CMC shall provide Customer with a copy of any submission CMC is obliged to make to any regulatory bodies in connection with the Product manufactured pursuant to Services, or in the case of certain CMC Confidential Information, CMC shall supply such information directly to the regulatory bodies with concurrent confirmation and summary of information submitted to Customer. All submissions provided to Customer shall be deemed CMC Confidential Information, except to the extent they contain information originally supplied by or on behalf of Customer, or otherwise contain Customer Confidential Information.  CMC grants Customer the right to use or refer to any and all information contained therein, including without limitation a right of reference to the Product drug master files filed by CMC, in each case solely for Customer undertaking its regulatory activities solely in connection with the Product.

2.6

Records.  CMC will maintain those complete and accurate records ordinarily expected to be generated by a biologics manufacturer in performing the Services, recording its performance of Services, including without limitation those required of it pursuant to the Quality Agreement (if any).  Such records shall be held for the longer of ten (10) years after expiration of the Products to which they pertain or the period of time required by applicable law.  CMC shall make such of those records (in so far as they are applicable to the Product and excluding or redacted to remove CMC's Confidential Information, including without limitation its proprietary SOPs) available to Customer or its representative for inspection pursuant to obligations of confidentiality upon reasonable request.  CMC shall not knowingly destroy such records without first notifying Customer and giving Customer a reasonable opportunity to take possession of such records (in so far as they are applicable

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

to the Product and excluding CMC's Confidential Information, including without limitation its proprietary SOPs).
2.7

Debarment.  CMC represents and warrants that neither CMC nor so far as it is aware any of its Personnel has been, and neither CMC nor its personnel, nor so far as it is aware, any of its subcontractors, are currently debarred, suspended, or proposed for debarment in the United States pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335(a), as amended, or in any other country in which Services will be performed under any similar federal or state law or regulation, or otherwise disqualified or restricted by any regulatory authority related to government contracts or healthcare programs.  CMC will use commercially reasonable efforts to ensure that CMC does not use any debarred, excluded or disqualified Personnel for the performance of Services under this Agreement.

2.8	Steering Committee.
2.8.1

Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”).  The JSC shall be comprised of two (2) named representatives of CMC and two (2) named representatives of Customer (or such other number as the Parties may agree).  A member of the Project Team may simultaneously serve as a member of the JSC.  Each party may replace one or more of its representatives, in its sole discretion, effective upon sixty (60) days’ written notice to the other party of such change.  Either party may, from time to time, invite additional representatives or consultants to attend JSC meetings, subject to such representative’s or consultant’s written agreement to comply with confidentiality obligations substantially the same as those set forth in Article 9.  The JSC shall meet once a calendar quarter or as needed either in person or by teleconference.  Each party shall bear its own expenses related to the attendance at JSC meetings by its representatives.  The JSC shall be co-chaired by a representative from each party.

2.8.2

The JSC’s responsibilities shall include: (i) coordinating the activities of the parties under this Agreement, including facilitating communications between the parties; (ii) providing a forum for discussion; (iii) approving updates and amendments to the Work Statement, in particular those that represent a substantial increase in risk to the timely completion of a material activity under the Work Statement; (iv) reviewing the Timeline; (v) making recommendations with respect to budgets to the Work Statement or proposed costs for conducting acitivities under this Agreement; (vi) directing and overseeing the Project Team; (vii) attempting to resolve issues presented to it by the Project Team; and, (viii) considering and acting upon such other matters as specified in this Agreement.  The JSC may

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

delegate any of its responsibilities to the Project Team or require the Project Team to cede any of its responsibilities to the JSC.
2.8.3	The initial composition of the JSC shall be as follows:

CMC:Customer:

[********][********]

[********][********]

[********][********]

2.8.4

JSC members shall communicate openly and promptly among each other with respect to all matters subject to their review, and shall use good faith efforts to resolve all disputes brought before the JSC.  If a JSC dispute cannot be resolved, such dispute shall be escalated to a senior executive of each of Customer and CMC in accordance with Section 15.11.

3.CUSTOMER MATERIALS

3.1

Transfer and Use.  Customer shall deliver and successfully transfer to the CMC Facility and CMC’s personnel the Customer Materials and other information described in the Work Statement the deadline in the Work Statement.  If relevant, that information will include a full description of the Process and all Customer Know-How relevant to the Cell Line, Customer Materials, Drug Substance and Process, including that set out in the Work Statement.  All information must be provided in written form and in English.  CMC shall not use, nor permit the use of, Customer Materials for any purpose other than the Services or for the benefit of itself or any Third Party outside of this agreement.  CMC shall not, nor permit any Affiliate or Third Party to, reverse engineer, deconstruct, or determine the sequence of any Customer Materials except as reasonably required in performance of the Services or as otherwise set forth in the applicable Work Statement. The Customer Materials shall not be transferred to any Third Party (other than Testing Laboratories where those Third Parties are undertaking activities pursuant to the Services) without the express written consent of Customer.

3.2

Customer Assistance.  Customer must promptly and, in any event, within five Business Days after the request, make available to CMC suitably qualified and skilled employees to assist in the successful transfer of the Customer Know‑How, Customer Materials and Process to CMC.

3.3

MSDS.  At least 30 Business Days before the delivery of the Customer Materials (including, where applicable, the Cell Line) Customer shall provide to CMC an accurate and complete written risk assessment (in English) for genetically modified organisms that details the hazards, storage and handling recommendations for the Customer Materials (“Materials and Safety Data Sheet”).

3.4

Return of Customer Materials.  Within 30 days after completion of the Services, Customer must notify CMC whether it wants CMC to return the Customer Materials to Customer or a Third Party storage facility or if it wants CMC to dispose of the Customer Materials, in each case, at Customer’s expense.  If Customer fails to give the notice required by this Section 3.4 within 30 days after the completion of the relevant Services, CMC may, after

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

notifying Customer, dispose of them at Customer’s expense, or return them to the Customer at Customer’s expense, in its sole discretion and without liability to Customer, but in each case in accordance with applicable laws and any Materials and Safety Data Sheet.

4.TIMELINE CHANGES, SPECIFICATION AND CGMP CHANGES

4.1Timeline Changes

4.1.1.	The parties may revise the Timeline by mutual agreement; provided, that the revised Timeline is in writing and agreed by the Project Team.
4.1.2

In addition, CMC may revise the Timeline to the extent necessary to accommodate a Non-Fault Delay, keeping the revised Timeline as close as possible to the Timeline in effect immediately before the Non‑Fault Delay.  Subject to Section 2.2, CMC is not liable for any failure to meet the Timeline that is or results from a consequence of any Non-Fault Delay.

4.2	Specification and Quantities
4.2.1

CMC must use commercially reasonable efforts to manufacture Product to meet the Specification where required by the Work Statement.  However, Customer acknowledges that CMC may be unable to manufacture Product to meet the Specification despite its commercially reasonable efforts if:

(a)	the Product has not been previously manufactured to that Specification by CMC at the same scale and using the same Process and Cell Line; or
(b)	the Batch is the first cGMP Batch to be manufactured to Specification or it has never been manufactured to Specification by CMC under this agreement.

Any such failure will not constitute breach of this Section 4.2.1 provided that CMC has complied with Section 2.2.  Nothing in this Section 4.2.1 will relieve CMC of liability for delivering an inaccurate Certificate of Analysis.

4.2.2

The Specification may be revised by the parties if agreed by the Project Team in writing and signed by both parties.  If the parties cannot agree to a revised Specification, the previous agreed on Specification applies.

4.2.3

All quantities of Product are estimates only.  Save as provided below, CMC is not liable for any low or unexpected yield.  Upon completion of the successful manufacture to the same consistent Specification of a statistically relevant number of Batches (at the same scale, using the same Process, Raw Materials and Cell Line), the parties will agree upon a yield expected from a Batch (to be conducted at the same scale, meeting the same Specification and using the same Process, Raw Materials and Cell Line), and thereafter Batches shall (when manufactured to

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the same scale, using the same Process, Raw Materials and Cell Line) subject to Clause 2.1, be expected to meet that yield.
4.3	Changes in cGMP. If there are any material and unforeseen changes in cGMP or manufacturing regulations issued under law that impact the Services and
4.3.1	are specific to the Product and not of general requirement for biologics contract manufacturing services of a similar nature; and
4.3.2

require capital or other investment by CMC for the performance of the Services in excess of the total Price of the Services resulting in the financial returns under this agreement being substantially affected to CMC’s detriment;

then CMC must notify Customer and provide documentation reasonably substantiating the financial detriment, and the parties must in good faith discuss ways to continue the Services while overcoming the financial detriment by, for example, increasing the Price in an equitable and reasonable manner.  If the parties do not reach agreement within 60 Business Days after CMC has delivered notice and substantiated the financial detriment, then CMC may terminate this agreement on an additional sixty (60) days’ prior written notice to Customer.

5.MANUFACTURING CAPACITY AND CANCELLATION FEES

5.1Reservations and Scheduling

5.1.1

As of the Effective Date, and at the execution of each Work Statement, CMC will reserve Slots in its cGMP manufacturing suite for those cGMP Batches to be manufactured under the Services according to the then‑current Timeline.

5.1.2

If the Timeline is amended and that amendment affects the scheduled Slot for any Batch, CMC will update its manufacturing schedule and reserve a new Slot for each affected Batch.  CMC will reserve those Slots as near in time to the existing vacated Slots as CMC’s then‑current schedule will permit, taking into account reserved slots under CMC’s existing manufacturing schedule for its whole facility.

5.2Cancellation of cGMP Batches

5.2.1

Customer must pay CMC the cancellation fees stated below if any cGMP Batch or other Batch scheduled for manufacture in CMC’s cGMP facility (e.g., an engineering batch) is delayed, vacated or cancelled as a result of

(a)	Customer terminating the Batch, Slot or this agreement except for termination of this agreement under Section 12.2 (“Termination for Default”) where CMC is the “Defaulting Party;” or
(b)	CMC terminating the Batch, Slot or this agreement pursuant to Section 12.2 (“Termination for Default”) where Customer is the “Defaulting Party” ;

Exhibit 10.1

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[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c)	[********]
(d)	[********]
5.2.2	Customer must pay the following amounts to CMC for each Cancelled Batch or Unfeasible Batch (“Cancellation Fees”):

Timing of Notice of Cancellation	Cancellation Fees
Notice of [********] served on or after the scheduled Commencement Date and notice of cancellation served during a Batch.	[********]
Notice of [********] served [********] or fewer before the scheduled Commencement Date.	[********]
Notice of [********] served more than [********] but fewer than [********] before the scheduled Commencement Date.	[********]

(i) Cancellation or termination of any [********] at any time fewer than [********] before the scheduled Commencement Date; or, (ii) notice of Cancelled Batch served at least [********] but fewer than [********] before the scheduled Commencement Date.

[********]

For Section 5.2.2, the date of service of notice of a Cancelled Batch is the earlier of (a) the date notice to terminate a Batch, Slot or this agreement is given by the terminating party to the other party; (b) the date that the new Timeline has been agreed by the parties; or (c) the date CMC has given notice that the Timeline has been updated.  CMC shall use its commercially reasonable efforts to secure a new project or a new Batch from any new or existing customer for the manufacturing space vacated by the Cancelled Batch.  If it is able to do so, then CMC shall credit Customer with such proportion of the Cancellation Fees paid by Customer as exceed the price charged by CMC to the Third Party Batch manufactured in the manufacturing space vacated by the Cancelled Batch (less any out-of-pocket costs reasonably incurred by CMC in accomplishing such mitigation).

6.PACKAGING, DELIVERY, STORAGE, EXAMINATION, DEFECTS AND SAMPLES

6.1	Packaging. CMC will package all Cell Lines, Product and perishable Deliverables to be Delivered per CMC’s applicable packaging SOPs and Regulatory Obligations.

6.2Delivery

6.2.1	CMC will provide Customer with advance notice of the anticipated date of Delivery of Product. Notice will provided at least five Business Days before CMC is to Deliver that Product.
6.2.2	Except as stated in Section 6.2.4 or in the Specifications, all Product that CMC manufactures under this agreement will be released to Customer Ex Works

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(Incoterms 2012) at CMC’s Facilities at 9:00 am local time on the date specified in CMC’s notice to Customer, provided that CMC will properly pack and mark Product in accordance with CMC’s standard operating procedures and reasonable Customer instructions. Product will be considered “delivered” on the date Product is so released and the corresponding Release Documentation delivered (“Delivery” or “Delivered”).  Customer may arrange collection at any time during normal business hours on Business Days or other times as may be agreed by the parties.

6.2.3	CMC has no obligation to clear for export or import any Deliverables nor is CMC obligated to obtain, or assist Customer in obtaining, export or import licenses, consents or permissions.
6.2.4	Data, results, Batch records and Drug History Records will be delivered by mail, electronic mail, or where available other secure electronic portal.
6.2.5

CMC will deliver to Customer a Certificate of Analysis, Certificate of Compliance (if separate from the Certificate of Analysis), and the consolidated Batch processing and packaging records (excluding CMC's proprietary SOPs) applicable to that Batch of Product (including closed out deviations, QC analytical data and test results and TSE/BSE certifications for raw materials used) (the “Release Documentation”) on or before the date of Delivery of such Product, unless Product is made available first for Release for Further Processing.

6.3

Release For Further Processing.  Subject to, and if permitted by, Regulatory Obligations, Customer may request that CMC Deliver Product to Customer before CMC issues a Certificate of Analysis (“Release For Further Processing”).  Any Product that is the subject of Release For Further Processing must, until the applicable Certificate of Analysis is issued by CMC

6.3.1not be administered to any multi-cellular living organism;

6.3.2	be handled by Customer with the utmost care as if it were an unknown substance; and
6.3.3	be held and tested (without prejudice to Section 6.3.1) by Customer at Customer’s sole risk and liability.

CMC is not liable for any loss or damage caused by Product that is the subject of Release For Further Processing unless and until the applicable Certificate of Analysis is issued by

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CMC and where the Product does not at the date of Delivery under the Release For Further Processing conform with that Certificate of Analysis.

6.4	Title and Risk. Title and risk of loss in the Deliverables transfers to Customer on Delivery.
6.5	Storage and Transport. If Customer elects to have a shipping company or other agent (“Shipping Company”) collect and transport the Product on Delivery, Customer must
6.5.1	inform CMC of Customer’s designated Shipping Company before the collection of the Product;

6.5.2coordinate with the Shipping Company for the shipment of the Product; and

6.5.3	ensure that the Product is stored and transported in accordance with the Shipping Guidelines.

CMC is not responsible for any shipping costs of the Shipping Company.

6.6

Storage.  If Customer or Customer’s Shipping Company is unable to collect the Product at the time of Delivery, CMC will store the Product for a period of 20 Business Days after Delivery, at Customer’s request.  Storage of the Product at CMC’s premises after Delivery is at Customer’s sole risk and liability provided that CMC takes commercially reasonable efforts consistent with industry standards to (a) comply with the storage specifications set forth in the applicable Work Statement and (b) keep the Product within a reasonably secure environment with reasonably sufficient safeguards to prevent tampering, diversion or loss of the Product.  If the Product has not been collected by Customer or Customer’s Shipping Company within 20 Business Days after Delivery, CMC will notify Customer.  If Customer or Customer’s Shipping Company fails to collect the Product within 10 Business Days after the date of that notice, CMC may, without notifying Customer and without any liability to Customer, either, in its sole discretion, destroy the Product or continue to store the Product at a cost to Customer in the amount stated in Appendix II.  If CMC elects to continue to store the Product, then CMC may subsequently destroy the Product if Customer or Customer’s Shipping Company fails to collect the Product within five Business Days after notice given in accordance with Section 15.9.

6.7

Samples.  Unless Customer elects to store reserve samples elsewhere, CMC will store regulatory reserve samples (e.g., GMP retention samples) of all cGMP Product released by CMC’s quality department with a Certificate of Analysis for the period required by applicable Regulatory Obligations, which in the absence of a definitive time period is 15 years from the date of release or Delivery of the applicable Product.  CMC is solely responsible for the maintenance and disposal of these regulatory reserve samples.  After the expiration of the relevant time period, CMC may, without notifying Customer, destroy the samples unless Customer contacts CMC in writing pursuant to Section 15.9 before the expiration date, and CMC and Customer then agree to an alternate plan in a written agreement signed by both parties before the expiration of that period.

6.8

Shipping Guidelines.  If Customer intends to test the Product and wants to reserve its right to make a claim against CMC under Section 6.9 for defective Product, Customer must ensure that the Product since collection from CMC’s Facility is always stored and

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

transported in accordance with the Shipping Guidelines.  Failure to comply with the Shipping Guidelines before or after serving a Defect Notice (as defined below) will invalidate Customer’s right to make any claim under this agreement for defects in those Products.

6.9Examination of Products for Defects

6.9.1

CMC shall notify Customer promptly if it subsequently after Delivery determines that it has Delivered a Defective Product.  Customer will promptly examine the Products for (a) contamination and any other defect and non‑conformity with any applicable cGMP standards that the Products are required to meet under this agreement, and (b) in the case of Product manufactured to Specification for which a Certificate of Analysis has been issued, the failure of the Product to meet Specification (a “Defect”).  Product that is not specified in the Work Statement to meet cGMP or Specification cannot be considered Defective Product.

6.9.2	Where any alleged Defect is identified, Customer must notify CMC in writing (“Defect Notice”) within 30 Business Days after Delivery of the Product. To be effective, a Defect Notice must identify
(a)	the Product;
(b)	the date of Delivery and collection;
(c)	reasonable detail of the Defect, including test results;
(d)	where applicable full disclosure of the methodology of all analytical tests performed on the Product and the results of those tests;
(e)	confirmation that the Products have been stored and transported in accordance with the applicable Shipping Guidelines; and
(f)	where the Customer asserts that the Defect is due to CMC, the reasons for that assertion.
6.9.3

In consultation with CMC, Customer must return samples of the Products that are subject to the Defect Notice in accordance with the Shipping Guidelines to CMC within 15 Business Days after the date of the Defect Notice.

6.9.4

Following receipt of the Defect Notice, CMC must promptly investigate whether the Defect is due to CMC’s negligence or failure to comply with its obligations under this agreement and must report to Customer within 20 Business Days after receipt of the samples whether CMC accepts responsibility for the Defect.

6.9.5

If a Defect in any Product is not notified to CMC in accordance with the provisions and time limits stipulated in this Section 6.9, the Product will be considered accepted and free of Defects, and Customer will have no further remedy against CMC for that Batch of Product, without prejudice to Section 14.3.

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.10Consequences of Defective Product

6.10.1

If Customer demonstrates that the Defect is due to CMC’s fault and not as a result of any Third Party or Customer action or inaction and CMC accepts that finding, then CMC will use commercially reasonable efforts to correct the root cause of the nonconformance and to promptly replace or rework the Defective Product (the appropriate decision being made after consultation with Customer) and at no additional charge to Customer.  CMC will undertake those efforts as soon as reasonably practicable taking into account CMC’s other contractual obligations to Third Parties.

6.10.2

If there is a dispute regarding a Defect (“Disputed Product”), then (a) analysts from both parties must directly communicate to determine that the parties’ respective methods of analysis are the same and are being executed in the same manner and to attempt to determine whether any non‑compliance may have been caused during the shipment of the sample from CMC’s Facility, and (b) carefully controlled and split samples as agreed must be sent from one site to the other for testing.  This process may involve Customer sending a representative and a sample of the Disputed Product to CMC, and the parties conducting jointly agreed on tests on the samples.  The parties must use good faith efforts for a period of 30 days after completing those tests to resolve whether the Disputed Product is Defective due to CMC’s failure to manufacture in accordance with this agreement, including the applicable Work Statement and Quality Agreement (if any).

6.10.3

If the parties cannot resolve their dispute in the manner described above as to whether a Disputed Product meets the Specification, the parties must require an independent agreed‑on laboratory to test the Disputed Product (the scope of such tests to be agreed between the Parties).  The costs of the independent laboratory will be shared by the parties equally.  The decision of the independent laboratory must be in writing.  The decision will be binding on the parties as to whether the Disputed Product meets the Specification unless there has been a manifest error, in which case, the parties will revert to the dispute resolution procedure in Section 15.

6.11

Rejected Product.  Customer must segregate and must not use any Product for any human clinical testing or trials or any other purpose (other than compliance testing pursuant to this Section 6) after it becomes aware of a basis for rejection or a Defect Notice.  On a final determination that any Product is Defective, Customer must either (a) return all remaining Product to CMC, or (b) destroy all remaining Product, in either case the appropriate decision being made after consultation with CMC, and as soon as practicable after request by CMC.

6.12

Examination and Correction of Non‑Manufacturing Deliverables.  Customer must promptly examine and test the Deliverables (other than Products) for any non‑conformity with any applicable standards that those Deliverables are required to meet under this agreement, the applicable Work Statement and Quality Agreement (if any).  Where any alleged non‑conformity is identified, Customer must notify CMC in writing within 30 Business Days after delivery of the Deliverable.  To be effective, that notice must identify the Deliverable and provide reasonable detail of the non‑conformity.  From receipt of the notice, CMC must

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

promptly investigate whether the non‑conformity is due to CMC’s negligence or failure to comply with its obligations under this agreement and must report to Customer within 20 Business Days after receipt of the notice whether it accepts responsibility for the non‑conformity.  If Customer demonstrates that the non‑conformity is due to CMC’s fault and not as a result of any Third Party or Customer action or inaction and CMC accepts that finding, then CMC will use commercially reasonable efforts to correct the root cause of the nonconformance and promptly replace or correct the Deliverable at no additional cost to Customer; provided, that Customer has timely and properly notified CMC of the non‑conformity per this Section 6.12.

6.13

Exclusive Remedies.  Customer may delay final payment of any invoice received under Section 7.2.2(d) for Defective Products or other defective or non-conforming Deliverables if such defect or non-conformity is identified within 30 days after receipt of such invoice, provided such payment is made promptly upon cure of such defect or non-conformity. Except as set forth in this Section 6.13 or in Section 14.3, the remedies and obligations under Sections 6.9 and 6.10 are Customer’s sole remedy for Defective Products and the remedies and obligations under Sections 6.12 are Customer’s sole remedy for defective or non‑conforming Deliverables that are not Products.

7.PRICE AND PAYMENT TERMS

7.1

Amounts.  All amounts stated in this agreement are denominated, and must be paid, in U.S. Dollars.  The Price stated in the Work Statement is exclusive of (a) taxes, duties and other fees imposed by any government authority (other than taxes on CMC’s income or CMC's internal transactions); (b) external analysis costs; (c) raw materials and (d) shipping and handling.  Customer must pay these amounts in addition to the Price, provided that (in the case of (b) to (d)) Customer has agreed to the applicable expense or where informed by prior written notice, Customer has not objected within 15 days of notification.  Customer must also reimburse CMC for all travel costs requested by or required by Customer.

7.2	Payment Schedule. Unless a different payment schedule is provided in the Work Statement, CMC will issue invoices for the Price of Stages as follows:

7.2.1For all Stages other than those described in Section 7.2.2:

(a)	[********]% of the Price of each Stage on commencement of the Stage; and
(b)	[********]% of the Price of the Stage on completion by CMC.
7.2.2	For all Stages where the Stage relates to the manufacture of cGMP Product or where the performance of the Stage takes place in CMC’s GMP facility:
(a)	[********]% of the Price of the Stage as a non‑refundable fee on the date of this agreement;

(b)	[********]% of the Price of the Stage 30 days before the Commencement Date of that Stage;

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c)	[********]% of the Price of the Stage once the Drug Substance has been purified and put into containers; and
(d)	[********]% of the Price of the Stage on Delivery.

For clarity, external analysis costs, raw materials and shipping and handling for Stages will be invoiced separately.

7.3	Incidental Costs
7.3.1	Raw Materials. The costs for raw materials and handling are described in the Work Statement.
7.3.2	External Analysis. The costs and handling for external analysis are described in the Work Statement.
7.3.3	Handling Fees. Customer must pay CMC a handling and processing fee for shipments as described in Appendix II, which covers packaging and other costs for preparing Deliverables for shipment.
7.3.4	Other Fees. Customer must pay CMC the other fees as described in Appendix II if relevant.
7.4	Payments. Unless otherwise directed by CMC in an applicable Work Statement, all invoices must be paid by wire transfer of immediately available funds to the following account:

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA  95054

Routing & Transit #:  [********]

Account #:  [********]

Bank accounts details:

USD

Registration number:[********]

Account number:[********]

IBAN:[********]

Unless otherwise stated on an invoice, Customer must pay all properly due invoices in full without any deductions within 30 days after delivery by CMC.

7.5	Late Payments. If any amount properly due hereunder is not paid in full within 45 days after receipt of invoice under this agreement, CMC may
7.5.1	charge Customer interest at a rate of [********]% per month on the overdue amount on a compounded basis until payment is received, and

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.5.2	following written notice to Customer, suspend the performance of the Services. Where performance is suspended, CMC will have no liability to Customer for the suspension or delay in the Timeline.
7.6	Acceptance of Invoices. All invoices will be considered accepted by Customer unless Customer notifies CMC to the contrary within 20 days after delivery of the applicable invoice.

8.INTELLECTUAL PROPERTY

8.1

Pre-Existing Intellectual Property.  Each party retains sole ownership of any Intellectual Property owned or controlled by that party as of the Effective Date or before the commencement of the Services (“Pre-Existing IPR”).  Nothing in this agreement assigns or transfers ownership of Pre-Existing IPR.

8.2

CHEF1 Technology.  Notwithstanding anything to the contrary in this agreement, CMC retains sole ownership of all right, title and interest in (a) the CHEF1 Technology; (b) those portions of any polynucleotides or vectors and of any host cells transfected with those polynucleotides or vectors constituting any CHEF1 Technology; (c) all Intellectual Property rights in any of (a) or (b); and (d) all improvements or modifications to any of (a), (b) or (c) (collectively, “CHEF1 Property”).  For avoidance of doubt, the inclusion of CHEF1 Property in a composition such as a polynucleotide or vector, or a host cell transfected with such polynucleotides or vectors, does not render the whole of that polynucleotide or vector or host cell as CHEF1 Property.  Nothing in this agreement grants or obligates CMC to grant any rights in the CHEF1 Property to Customer or any Third Party.  CMC shall not use any CHEF1 Property in performance of the Services under this Agreement or otherwise incorporate any CHEF1 Technology into any Products or Deliverables without the parties first executing a separate CHEF1 license agreement.

8.3

Customer’s Grant of License for the Services.  Customer hereby grants to CMC and its Affiliates performing Services for the Term a non‑exclusive, royalty‑free, sublicensable (to any Testing Laboratory or otherwise in accordance with Section 15.6), non-transferable license under the Customer Intellectual Property Rights and Customer Project IPR solely to the extent required for the proper performance of the Services.  This license terminates automatically on the termination of this agreement.

8.4

Intellectual Property Created in the Course of the Services.  Without affecting Section 8.2, all data, information and Intellectual Property first developed, conceived or invented, or first reduced to practice by or on behalf of CMC in its performance of the Services and that is (i) primarily of application to the Product itself or improvements or modifications to the Product itself, or (ii) primarily an improvement or modification to the Product itself comprising an improvement of Customer's Pre-Existing IPR or Confidential Information; will be owned by Customer (each of (i) and (ii) “Customer Project IPR”).  CMC hereby assigns and agrees to assign to Customer all right, title and interest of CMC in any Customer Project IPR.

8.5

CMC Project IPR.  All Intellectual Property that (i) primarily constitutes an improvement to CMC’s Pre-Existing IPR, or (ii) is created by or on behalf of CMC in performance of the Services other than Customer Project IPR, will be owned by CMC (“CMC Project IPR”).

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Customer hereby assigns to CMC all right, title and interest of Customer in any CMC Project IPR.
8.6

License to CMC Project IPR.  CMC hereby grants to Customer a non‑exclusive, royalty free, sublicensable, worldwide license to use CMC Intellectual Property Rights and CMC Project IPR (excluding any CHEF1 Property) owned or controlled by CMC to the extent necessary to make, use, sell, offer to sell and import the Product and use the Cell Line or Process to manufacture Product.  However, except in performance of Article 13, this license does not include the right to disclose any Confidential Information of CMC or CMC Know‑How to a Third Party without the express prior written consent of CMC.  This license automatically terminates if CMC terminates the agreement pursuant to Section 12.2, but otherwise survives the Term indefinitely.

8.7

Right to File for Protection.  Each party may file, prosecute and maintain patent applications and patents on any Intellectual Property it owns in accordance with Section 8.1, 8.2, 8.4 or 8.5, and the other party will promptly on request cooperate, at the requesting party’s reasonable expense, with any requests to assist or enable the party’s protection including signing and delivering documents and other information necessary for the valid filing, prosecution and maintenance of any patent application or patent.  Notwithstanding the foregoing, neither party may use Confidential Information of the other party in the course of filing, prosecuting or maintaining such patent applications or patents without such other party’s prior written consent.

8.8

Party’s Name.  Except as otherwise provided in this agreement or required by any applicable law, regulation or order of an administrative agency or court of competent jurisdiction, neither party shall use the name of the other party or of the other party’s Affiliates, directors, officers or employees in any advertising, news release or other publication without such other party’s prior written consent in each case.

8.9	No Implied Licenses. Except for the licenses expressly granted in this agreement, no rights or licenses are granted by implication, estoppel or otherwise.

9.CONFIDENTIAL INFORMATION

9.1The Recipient Party must

9.1.1	use the Confidential Information of the Disclosing Party only during the Term as reasonably necessary to carry out this agreement and for no other purpose;
9.1.2

protect the Confidential Information of the Disclosing Party against unauthorized use or disclosure applying standards of care reasonably expected and no less stringent than the standards applied to protection of Recipient Party’s own confidential information of a similar nature; and

9.1.3

not disclose any Confidential Information of the Disclosing Party to any person or entity except to its Permitted Recipients but then only on a need‑to‑know basis to those Permitted Recipients who are bound by confidentiality restrictions as restrictive as this Section 9.  The Recipient Party will be responsible for any unauthorized use or disclosure of Confidential Information by its Permitted

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Recipients.

9.2The obligations in Section 9.1 do not apply to information that:

9.2.1.

at the time of its disclosure by the Disclosing Party, was available to the public and could be obtained without reference to the Confidential Information by any person in the Disclosing Party’s industry or otherwise with no more than reasonable diligence;

9.2.2

becomes generally available within the Disclosing Party’s industry or to the public other than by reason of a breach of this agreement or any breaches of confidence by the Recipient Party or its Permitted Recipients;

9.2.3	at the time of disclosure and as evidenced by the Recipient Party’s written records, was lawfully already within its possession; or
9.2.4	is independently developed by the Recipient Party without reference to the Confidential Information of the Disclosing Party.
9.3

The Recipient Party may disclose certain Confidential Information of the Disclosing Party, without violating the obligations of this agreement, solely to the extent that disclosure is required by and in compliance with a valid order of a court or other governmental body having jurisdiction or advisable by outside counsel for compliance with applicable securities rules, regulations or guidance to be disclosed to a securities commission or exchange, provided that the Recipient Party provides the Disclosing Party with reasonable prior written notice of the disclosure and makes a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure.

9.4

If the Recipient Party or any of its Permitted Recipients becomes aware of any actual or potential unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Recipient Party must inform the Disclosing Party as soon as reasonably possible after it becomes aware of that actual or potential unauthorized use or disclosure.  The Recipient Party must use commercially reasonable efforts to cooperate in any reasonable remedial action that the Disclosing Party may decide to take.

9.5

Except as otherwise provided in this agreement or otherwise required by law, neither Customer nor CMC will disclose any terms of this agreement to any Third Party without the prior written consent of the other party except to its Permitted Recipients but then only on a need‑to‑know basis to those Permitted Recipients who are bound by confidentiality restrictions as restrictive as this Section 9.  Each party may disclose the other party’s Confidential Information and the terms of this Agreement to the extent such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial partner (or in the case of Customer, a strategic partner) for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such party inform each disclosee of the confidential nature of such Confidential Information and require the disclosees to be bound by written or fiduciary obligations of confidentiality and non-use consistent with those contained in this Agreement and further provided that such party shall be liable to the other party for any breach by the Third party of any such obligations.

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.6

On the termination of this agreement or at the request of the Disclosing Party, the Recipient Party must promptly return to the Disclosing Party any Confidential Information of the Disclosing Party then in its possession or control except where that Confidential Information is covered under surviving license rights between the parties.  However, each party may retain in its legal files a single copy of any document that contains the Disclosing Party’s Confidential Information solely for the purpose of determining the scope of the obligations under this agreement.  Neither party is obligated to destroy electronic files securely archived in accordance with its customary data retention policies.

9.7

Restrictions on Material Non-Public Information.  Each Party acknowledges that it is aware that the United States securities laws prohibit any Person who has received material, non-public information with respect to a public company from purchasing or selling securities of that public company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  Each Party acknowledges that it is familiar with the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”); and agrees that it will neither use, nor cause or permit any person to use, any Confidential Information in contravention of the 1934 Act, including, without limitation, Rule 10b-5 and Rule 14e-3 thereunder, or other applicable securities laws.

10.LIMITED WARRANTIES

10.1Customer Warranties.  Customer warrants and represents to CMC that:

10.1.1

to its knowledge, Customer has all necessary rights to supply to CMC the Customer Materials (including the Cell Line if provided by Customer) and the Customer Intellectual Property Rights, and CMC has and will have the right to use those items for the performance of the Services and manufacture of the Product in accordance with Section 8.3 and the applicable Work Statements and Quality Agreements (if any);

10.1.2

the Materials and Safety Data Sheet (if any) is accurate and complete and the Customer Materials (including the Cell Line if provided by Customer) are free from all contaminants, including virus, bacteria (other than the Cell Line itself) and other vectors, and if handled and used in accordance with the Materials and Safety Data Sheet and other written instructions supplied by Customer will not cause a health hazard or biohazard;

10.1.3

to its knowledge, the use of the Cell Line and Process, the Customer Materials, the practice of the Customer Intellectual Property Rights and the manufacture of the Product in accordance with the applicable Work Statements and Quality Agreements (if any) does not and will not infringe any Intellectual Property rights of any Third Parties, nor constitute misappropriation of a Third Party's trade secrets; and

10.1.4

(a) to its knowledge, the Cell Line and Process if provided by Customer and Customer Materials are viable, adequate and suitable for the effective performance of the Services and manufacture of the Product according to the Specification and

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b) to its knowledge, the information supplied to CMC regarding the Cell Line provided by Customer and Process is accurate and complete, and (c) to its knowledge the Product has been successfully manufactured to Specification at a different scale and using the process to be transferred to CMC.

10.2.CMC Warranties.  CMC warrants and represents to Customer that:

10.2.1

it has the necessary permits, facilities, Third Party contractors and skilled personnel that may be reasonably anticipated to be necessary of a biologics contract manufacturer for the regular provision of manufacturing and development services of biologic material;

10.2.2

all Deliverables will be Delivered free of financial encumbrances or liens created by CMC but no warranty is given in this Section 10.2.4 as to (a)  non‑infringement of Third Party Intellectual Property rights, or (b) freedom to use Products or Deliverables;

10.2.3

to its knowledge, use of the CHEF1 Property and practice of the CMC Intellectual Property Rights used in the Services in accordance with the applicable Work Statements and Quality Agreements do not and will not infringe Third Party Intellectual Property rights nor misappropriate a Third Party's trade secrets except that no warranty is given to the extent that infringement or misappropriation arises from the combination of CMC Intellectual Property Rights with the Cell Line, Process, Customer Materials or Customer Intellectual Property Rights;

10.2.4	where Stages are to be performed according to cGMP, CMC will apply the appropriate cGMP standards to the performance of those Stages; and
10.2.5

where Product is released with a Certificate of Analysis by CMC (including when the Certificate of Analysis is issued subsequent to release), the Product at the time of release will comply with the criteria specified in that Certificate of Analysis including (where applicable) the Specifications.

10.3

Disclaimer of All Other Warranties.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR THOSE EXPRESS WARRANTIES IN THIS AGREEMENT, NEITHER PARTY MAKES OR GIVES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED (WHETHER BY STATUTE, CUSTOM, COURSE OF DEALING OR OTHERWISE) AND EACH PARTY HEREBY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, NON‑INFRINGEMENT AND TITLE.

11.INDEMNIFICATION

11.1

CMC’s Indemnity.  Customer must indemnify and defend CMC and its Affiliates and each of their respective directors and officers and Testing Laboratories (“CMC Parties”) against any and all losses, demands, claims, liabilities, damages, costs and expenses (including court costs and reasonable attorneys’ fees and expenses) (“Claims”) that the CMC Parties incur as a result of any Claims:

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

11.1.1

brought by Third Parties resulting from alleged or actual infringement or misappropriation of any Intellectual Property rights of any Third Party arising from CMC’s use of the Cell Line, Process, Customer Intellectual Property Rights or Customer Materials in the performance of the Services or manufacture of the Product in accordance with the applicable Work Statement and Quality Agreement (if any);

11.1.2	brought by Third Parties resulting from the administration, use, handling, storage or other disposition of the Product or Drug Substance in any form;
11.1.3

resulting from contamination or damage to CMC’s operations or any facility caused by the Cell Line or Customer Materials except to the extent the Cell Line and Customer Materials were not handled in accordance with the Materials and Safety Data Sheet, applicable SOPs and any written instructions of Customer that were provided in advance of or contemporaneously with delivery of the Cell Line or Customer Materials, as applicable;

11.1.4	brought by Third Parties resulting from use of any Product that was the subject of a Release for Further Processing in accordance with Section 6.3; and
11.1.5	resulting from any unlawful or negligent acts or omissions of any Third Party auditor of Customer;

in each case, except to the extent such Claims arise from CMC’s material breach of its obligations under this Agreement or from CMC’s gross negligence or willful misconduct.

11.2

Customer’s Indemnity.  CMC must indemnify and defend Customer and its Affiliates and each of their respective directors and officers (“Customer Parties”) against any and all Claims that the Customer Parties incur as a result of any Claims:

11.2.1	resulting from material inaccuracy in a Certificate of Analysis such that the certified Product at the time of Delivery does not meet a Specification when certified by CMC to meet it;
11.2.2	resulting from failure of CMC to manufacture the Product according to the cGMP in effect when the Product is released by CMC as a cGMP Product; and
11.2.3

brought by Third Parties resulting from actual or alleged infringement or misappropriation of any Intellectual Property rights of any Third Party solely to the extent that infringement or misappropriation is due to the practice of CMC Intellectual Property Rights in the performance of the Services, and not the manufacture or handling of Product or Customer Materials or other activities for which Customer is obliged to indemnify CMC in Section 11.1.1;

in each case, except to the extent such Claims arise from Customer’s material breach of its obligations under this Agreement or from Customer’s gross negligence or willful misconduct.

11.3	Indemnification Procedure. The party (“Indemnitee”) that claims indemnification under

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

this Section 11 must:
11.3.1

promptly, and in any event within 15 Business Days of it receiving notice of the Claim, notify the other party (“Indemnitor”) in writing of the Claim; provided, that failure to give that notice will not relieve the Indemnitor of its indemnification and defense obligations except to the extent the failure materially prejudices the ability of the Indemnitor to defend against the Claim;

11.3.2permit the Indemnitor to control the defense of the Claim; and

11.3.3	have the right (at the Indemnitee’s expense) to participate in the defense of the Claim.
11.4

Settlement.  The Indemnitor must not settle or consent to an adverse judgment in any Claim indemnified by the Indemnitor that imposes obligations or restrictions on the Indemnitee, without the prior written consent of the Indemnitee.

11.5

IP Claims.  Each party must promptly (and within five Business Days if permissible under applicable law or stock exchange rules) notify the other party of any Third Party allegation of infringement or misappropriation of any Third Party Intellectual Property rights of which it becomes aware in connection with the handling, storage or use of the Cell Line, Customer Materials, Products, Deliverables, Customer Intellectual Property Rights, Customer Project IPR, CMC Intellectual Property Rights, CMC Project IPR or the manufacture of the Product.

12.TERM AND TERMINATION

12.1

Term.  The term of this agreement commences on the Effective Date and terminates on the later of (a) the date that all Stages under all Work Statements have been completed and (b) ten years from the Effective Date, unless sooner terminated in accordance with Section 4.3, 12.2, 12.3, 12.4, 12.5 or 15.1 or extended by mutual written agreement of the parties (“Term”).

12.2	Termination for Default. Either party (“Non-Defaulting Party”) may terminate this agreement on notice to the other party (“Defaulting Party”) if
12.2.1	the Defaulting Party fails to pay any amount payable under this agreement within 20 Business Days after the due date;
12.2.2

the Defaulting Party commits a material breach of its obligations under this agreement and fails to remedy it during a period of 20 Business Days starting on the date of receipt of notice from the Non‑Defaulting Party identifying the breach and requiring it to be remedied;

12.2.3

a petition is filed against the Defaulting Party for an involuntary proceeding under any applicable bankruptcy or other similar law and that petition has not been dismissed within 60 days after filing or a court having jurisdiction has appointed a receiver, liquidator, trustee or similar official of the Defaulting Party for any substantial portion of its property, or ordered the winding up or liquidation of its affairs; or

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

12.2.4

the Defaulting Party commences a voluntary proceeding under applicable bankruptcy or other similar law, has made any general assignment for the benefit of creditors, or has failed generally to pay its debts as they become due.

12.3	Termination for Convenience
12.3.1

Customer may terminate this agreement or any Stage of the Services at any time before completion of the Services or Stage by giving no less than 60 Business Days’ notice in writing to CMC detailing the Stages of the Services that are to be terminated.

12.3.1	CMC or Customer may terminate this agreement at any time after the completion of all Stages under all Work Statements by giving 30 days’ written notice to Customer.
12.4

Termination for Scientific or Technical Difficulties.  CMC may terminate this agreement or any Stage on written notice if (a) CMC reasonably concludes that it cannot technically or scientifically deliver the Services contemplated by this agreement or any Stage despite applying its commercially reasonable efforts and (b) CMC has brought the matter before the JSC and the JSC concurs with CMC’s conclusion.  Where CMC has become aware that a technical or scientific problem has or may arise, CMC will notify Customer of such problem in writing and the parties must in good faith discuss the difficulties and scientific and technical hurdles in an attempt to resolve those problems and refer the matter to the JSC for determination.  If the parties agree during those discussions that the Services can be delivered, then the notice to terminate will expire and this agreement (or the Stage as the case may be) will continue in effect.  If the JSC does not concur with CMC's conclusion within 60 days of CMC's notice to Customer of the problem, then CMC shall be entitled to appoint a third party expert reasonably acceptable to Customer to determine if its conclusion is reasonable, sound and in good faith.  If the JSC or the third party expert agrees with CMC's conclusion, then this agreement or Stage, at CMC’s election, will terminate on the further written notice by CMC to Customer.

12.5

Termination for Certain Unresolved Indemnity Claims.  If a Claim for indemnification is made under Section 11.1.1, 11.1.3 or 11.2.3 and the parties do not reach an agreement to settle or overcome the Claim within 40 Business Days after notification under Section 11.3.1, the party to whom the indemnity Claim has been made, may, on 20 Business Days’ notice in writing terminate this agreement.

12.6Effect of Termination

12.6.1Upon termination of this agreement for any reason, Customer shall pay to CMC:

(a)

payments due by Customer to CMC pursuant to Section 7 and any applicable Work Statement for Services performed up to and including the day of termination for all completed Stages and for partially completed Stages an amount calculated on a pro‑rata basis taking into account the Price for the cancelled Stages (fairly determined by the Project Team taking into account FTE hours, materials and irreversible commitments incurred by CMC);

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)	payments due pursuant to Section 5.2 (if any); and
(c)	any other payments due at the time of termination pursuant to Section 7 and also in accordance with the payment terms in the Work Statement.
12.6.2

Upon termination of this agreement for any reason, provided that Customer has paid all amounts outstanding, CMC will promptly, and in any event within 30 Business Days of (a) those payments having been made or (b) the date of termination of this agreement, (whichever is the later) provide the Customer with all Deliverables then manufactured or generated and all transferable work in progress and all Product then manufactured and released, subject to Regulatory Obligations at Customer’s sole risk. This section relates to pre-released Deliverables and work in progress only.

12.6.3	Upon termination of this agreement for any reason other than Customer’s material breach of this agreement, CMC will provide Technology Transfer assistance in accordance with Section 13.1.
12.7

Survival.  Termination or expiry will not affect the accrued rights of CMC or Customer arising under this agreement before the effective date of termination or expiry, and Sections 2.6, 3.4, 5.2, 6.6, 6.9, 6.10, 6.13, 7.5, 9, 11, 12.6, 12.7, 13, 14, 15,2, 15.9, 15.10, 15.11 of the Agreement will survive any such termination or expiry in accordance with their terms.

13.TECHNOLOGY TRANSFER

13.1

Transfer In-House.  Customer will have the right to transfer the Process to itself or its Affiliates at any time, during or after the Term, and CMC will provide the Technology Transfer assistance described in this Section 13, provided that Customer is then current in all of its payment obligations.

13.2

Third Party Transfer.  At any time during the Term, or upon termination or during the notice period for termination of this agreement (other than where Customer is the “Defaulting Party”), Customer may seek assistance from CMC for the transfer to a single skilled and qualified manufacturer of the then‑current Process solely for the purpose of manufacturing Product for Customer (“Technology Transfer”); provided, that CMC is not obligated to transfer any CHEF1 Property.  Following CMC’s receipt of that request, the parties will establish a schedule and plan for effecting the transfer and CMC will cooperate with Customer in implementing that plan.  As part of the Technology Transfer CMC will make available for collection, subject to any Regulatory Obligations and rights of third parties and Section 12.6.2, (i) all Customer Materials, Cell Line and one copy of all documentation (to the extent not previously delivered to Customer) generated pursuant to the Services (exclusive of CMC’s SOPs) up to the date of termination, (ii)  technical assistance reasonably necessary to complete such Technology Transfer to allow the transferee to replicate the Process.

13.3

Limits.  The obligations of CMC under Section 13.2 will only be exercisable by Customer within a period of 180 days after the date of termination and CMC is not obliged to commit any human resources greater than 30 FTE days in connection with Technology Transfer.  Customer must pay CMC’s costs of cooperating with and providing the Technology

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Transfer at an hourly FTE rate set out in the Work Statement executed for the Technology Transfer (which shall be consistent with industry norms) and all other costs will be charged at cost plus [********]%.  Customer will not, and CMC will not be obliged to, transfer any CMC Intellectual Property Rights or CMC Project IPR pursuant to this Technology Transfer until the contract manufacturer to whom the Process is transferred enters into a limited royalty-free license and confidentiality agreement reasonably acceptable to and with CMC in order to protect CMC’s Confidential Information, CMC Intellectual Property Rights and CMC Project IPR.

14.LIMITATIONS OF LIABILITY

14.1

Limitation of Liability.  Except as provided in Section 14.3, CMC’s aggregate liability to Customer for any loss or damage suffered by Customer as a result of breach of this agreement or any other liability (including negligence or misrepresentation) under this agreement or in connection with the Services is limited, in the aggregate, to the lesser of [********].

14.2

Disclaimer of Certain Damages.  EXCEPT AS PROVIDED IN SECTION 14.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR SPECIAL DAMAGES ARISING OUT OF ITS BREACH OF THIS AGREEMENT OR ANY OTHER LIABILITY (INCLUDING NEGLIGENCE, MISREPRESENTATION OR CLAIMS UNDER THE INDEMNITIES) ARISING IN CONNECTION WITH THIS AGREEMENT, EVEN IF THOSE DAMAGES WERE FORESEEABLE AND WHETHER THOSE DAMAGES ARISE IN TORT, IN CONTRACT OR OTHERWISE.

14.3

Exclusions.  The limitations in Sections 14.1 and 14.2 do not apply to (a) claims arising from either party’s gross negligence or willful misconduct; (b) liability for any fraud or fraudulent misrepresentation; (c) amounts owing by a party under Section 7; or (d) claims indemnified by Customer under Sections [********].

15.MISCELLANEOUS

15.1

Excused Performance.  Neither party will be liable to the other party nor be considered to have breached this agreement for failure or delay in performing to the extent, and for so long as, the failure or delay is caused by or results from causes beyond the reasonable control of such party (“Force Majeure”).  The party seeking relief under this Section 15.1 must notify the other party of any Force Majeure event that prevents the first party from performing its obligations hereunder.  If a Force Majeure event continues for more than [********] days after such notice, and is adversely affecting the performance of this agreement, each party will have the right terminate this agreement on 30 days’ notice.

15.2

Insurance.  During the Term, CMC must maintain a comprehensive general liability insurance against claims for bodily injury or property damage arising from CMC’s activities in performing the Services, with insurance companies and in amounts as CMC customarily maintains for similar activities.  Customer must during the Term and for the longer of (a) 5 years after the termination of this agreement and (b) 5 years after the last use of the Product maintain comprehensive general liability insurance and product liability insurance (including clinical trials coverage) covering all liability and claims arising or that may arise

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

from the use, supply, licensing or distribution of the Product with insurance companies and in amounts as customarily maintained.
15.3	Omitted.
15.4

Amendment.  Other than as provided for elsewhere in this agreement, any amendment of this agreement (or any document entered into pursuant to this agreement) will be valid only if it is in writing and signed by each party.

15.5

Assignment.  CMC may not assign this agreement or any rights or obligations under this agreement without Customer’s prior written consent (not to be unreasonably withheld) except as set forth in Section 15.6 or to its Affiliate.  Except as provided in this Section 15.5, Customer may not without the prior written consent of CMC (that consent not to be unreasonably withheld) assign this agreement or any rights under this agreement.  Any purported assignment in breach of this Section 15.5 is void and confers no rights on the purported assignee.  Customer may on giving written notice to CMC to assign its rights under this agreement to an Affiliate of Customer provided that Customer must procure that the assignee must assign those rights to another Affiliate on ceasing to be an Affiliate of Customer.  A change of control of Customer through a consolidation, sale of all or substantially all of the assets to which this agreement relates, stock acquisition or merger where Customer is the surviving entity shall not be deemed an assignment for which consent of CMC is required; provided, that Customer notifies CMC of that acquisition or merger within five Business Days after the earlier of the public announcement or closing of that transaction.  No assignment will relieve Customer of any of its obligations under this agreement.

15.6

Subcontracting.  CMC may subcontract to (a) its Affiliates, any of the Services provided that the Affiliate may not further subcontract those Services; (b) Testing Laboratories, only those parts of the Services identified in the Work Statement; and (c) any other Third Party, any of the Services with the prior written consent of Customer (that consent not to be unreasonably withheld, delayed or conditioned).  CMC will remain responsible for the activities of its subcontractors except to the extent that Customer requires CMC to use a subcontractor that Customer selects over CMC’s objection.

15.7

Waiver.  In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

15.8

Severability.  If any provision of this agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, that invalidity or unenforceability will not affect the other provisions of this agreement which shall remain in full force and effect.  The parties must, in the circumstances referred to in this Section 15.8, attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision that achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

15.9

Notices.  Any notice or other communication given under this agreement (including under Section 3.4 or 6.6) must be in writing and in English and signed (manually or electronically) by or on behalf of the party giving it and must be given by hand, via email, or by delivering it or sending it by prepaid post or overnight delivery service, to the address and for the attention of the relevant party set out in this Section 15.9 (or as otherwise notified by that party under this Section 15.9).  Any notice will be deemed to have been received:

15.9.1	if hand delivered or sent by prepaid overnight delivery service, at the time of delivery;
15.9.2	if sent by certified mail, return receipt requested, two Business Days from the date of posting; or
15.9.3	if sent electronically, upon confirmation of delivery.

The addresses of the parties for the purposes of this Section 15.9 are:

CMC ICOS Biologics, Inc.

22021 20th Ave. S.E.

Bothell, Washington U.S.A. 98021

For the attend of:  Legal Department

Agenus West, LLC

793 Heinz Avenue

Berkeley, California  94710

Attention: Al Dadson

With a copy to:

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts  02421

Attn:  LEGAL DEPARTMENT

Neither party has any obligation to notify any person or entity other than as provided in Section 15.9.

15.10

Applicable Law.  This agreement will be interpreted and governed, and all rights and obligations of the parties determined, in accordance with the laws of the state of New York (regardless of choice of law provisions to the contrary).  The parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

15.11

Dispute Resolution.  Before resorting to litigation, unless emergency relief is required by either party when either party will be free to resort to litigation, the parties must use their reasonable efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this agreement (or its construction, validity or termination) (a “Dispute”).  If a Dispute cannot be settled through negotiations by appropriate representatives of each of the parties, either party may give to the other a notice in writing (a “Dispute Notice”).

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Within seven days of the Dispute Notice being given the parties must each refer the Dispute to their respective Chief Executive Officers who shall meet in order to attempt to resolve the dispute.  If within 30 days of the Dispute Notice (a) the Dispute is not settled by agreement in writing between the parties or (b) the parties have failed to discuss the Dispute or use good faith negotiations, the Dispute may be submitted to and finally be settled by the state or federal courts located in the state of New York.

15.12

Relationship of the Parties.  Nothing in this agreement operates to create a partnership or joint venture between the parties or authorizes either party to act as agent for the other.   Neither party has authority to act in the name of or otherwise to bind the other in any way.

15.13

Entire Agreement.  This agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this agreement.  If any term of this agreement conflicts with any term of the Quality Agreement, the conflicting term of this agreement will prevail.  This Agreement is written in English, and the English version of this Agreement will control.

15.14	Counterparts. This agreement may be executed in any number of counterparts.

Exhibit 10.1

EXECUTION COPY

[********] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

THIS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT has been executed by the parties on the date first written above.

CMC ICOS Biologics, Inc. Signature: /s/ Gustavo Mahler Print Name: Gustavo Mahler_______________ Position : CEO & President________________	) ) ) ) ) ) ) ) )
CUSTOMER Signature: /s/ Alex Duncan Name : Alex Duncan______________________ Position : CTO___________________________	) ) ) ) ) ) ) )

APPENDIX I

Definitions

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or is under common control with that entity.  For this definition, “control” means that more than 50% of the controlled entity’s shares or ownership interests representing the right to make decisions for that entity are owned or controlled, directly or indirectly, by the controlling entity.

“Batch” means one fermentation run using the Cell Line at a specified fermenter scale and those purification, analytical and further processing steps applicable to the Drug Substance harvested from that run as described in the Work Statement.

“Business Day” means any day that is not a Saturday, Sunday or U.S. public holiday.

“Cell Line” means the cell line described in the Work Statement provided by Customer or to be developed by CMC using Customer Materials as part of the Services, any derivative of such cell line provided or developed, any modified strains of that cell line constructed in accordance with the Services and any progeny or clone of those cell lines.

“Certificate of Analysis” means CMC’s standard form certificate of analysis appropriate for the Services requested confirming that Product to which the certificate relates meets the Specification and any other criteria identified on the certificate.

“cGMP” means Current Good Manufacturing Practices as promulgated under each of the following as in effect on the Effective Date and as amended or revised after the Effective Date:  (a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C.  § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210 and 211) and other FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of investigational drugs; and (b) the ICH guide Q7a “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” as applied to investigational drugs (Section 19).

“cGMP Batch” means a Batch that is stipulated in the Work Statement to be manufactured according to cGMP.

“cGMP Product” means Product manufactured under a cGMP Batch.

“CHEF1® Technology” means the [********].

“CMC Facility” means CMC’s then current facility at Bothell, Washington or any of CMC’s or its Affiliates’ facilities in Berkeley, California, Copenhagen, Denmark or as specified in writing in a Work Statement.

“CMC Intellectual Property Rights” means Intellectual Property rights and CMC Know-How (excluding CHEF1 Technology) owned by CMC and used in the Services.

“CMC Know-How” means all information, techniques and technical information (i) known to CMC other than as a result of disclosure to CMC by Customer, or (ii) conceived, developed or reduced to practice by CMC in performance of the Services (excluding the CHEF1 Technology or improvements thereto or the Customer Project IPR), in each case that are not of general knowledge to the public or the industry.

“Commencement Date” means, with respect to a cGMP Batch, the date on which an ampoule of cells is thawed for the fermentation or cell culture for manufacture of Drug Substance.

“Confidential Information” means information of a confidential nature and in any form (oral, written or otherwise) the use of which is governed according to the provisions of Section 9.

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“Customer Intellectual Property Rights” means Intellectual Property rights and Customer Know-How owned by Customer or licensed to Customer by a Third Party (and which Customer is able to license to CMC, as determined by Customer) covering any aspect of the Services or materials, techniques or processes used in the Services.

“Customer Know-How” means all information, techniques and technical information in connection with the Cell Line, Customer Materials or Process which is known to Customer other than by disclosure from CMC, and which is not of general knowledge to the public or the industry.

“Customer Materials” means the Cell Line, vectors, plasmids and all other materials supplied by Customer, its Affiliate or agent to CMC or made available to CMC by Customer including, without limitation, those described in the Work Statement.

“Deliverables” means the data, results and materials generated from the performance of the Services including Drug History Record and Product.

“Drug History Record” means all lot disposition documentation relevant to a cGMP Batch to be provided to Customer with the Product from that cGMP Batch as described in the Work Statement, including a Certificate of Analysis.

“Drug Substance” means the biological or chemical entities described or classified in the Work Statement expressed by the Cell Line and harvested in bulk from a fermentation run pursuant to the applicable Process.

“Intellectual Property” means all intellectual property rights, including patents, supplementary protection certificates, utility models, trademarks, database rights, rights in designs, copyrights (whether or not any of these are registered or capable of being registered) and including all applications and the right to apply for registered protection of the foregoing and all inventions, trade secrets, know-how, techniques and confidential information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term and together with any renewals or extensions.

“Non‑Fault Delay” means a delay in the Services caused by or contributed to by (a) the acts or omissions of Customer or its representatives, including errors or defects in the Customer Materials; (b) the experimental nature of the Services or the Services being dependent on living systems; or (c) additions or changes to the Services required by the Customer; or (d) a Force Majeure event, but in each case, to the extent such delays are beyond CMC’s reasonable control and to the extent not also contributed to by the acts or omission of CMC or its representatives.

“Objective” means the desired outcome of the Services as described in the Work Statement.

“Permitted Recipients” means the directors, officers, employees, Testing Laboratories or professional advisers who are required, on a need‑to‑know basis, in the course of their duties to receive and consider the Confidential Information for the purpose of enabling the relevant party to perform its obligations under this agreement; provided, that those persons are under obligations of confidence no less onerous than those set out in Section 9 imposed on the Recipient Party.

“Price” means the price for the Services (or any part or Stage of the Services as context requires) as defined in the Work Statement and itemized on a Stage by Stage basis.

“Process” means the method for manufacture, harvesting and purification of the Product.

“Product” means the Drug Substance derived from a Batch.

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“Quality Agreement” means the agreement between the parties defining the quality responsibilities, including cGMP standards, regarding the performance of the Services.

“Regulatory Obligations” means those mandatory regulatory requirements applicable in Europe and the U.S. to the manufacture of cGMP Product for human use.

“Services” means any or all parts of the development and manufacturing services to be conducted by or on behalf of CMC as fully described in the relevant Work Statement.

“Shipping Guidelines” means the storage and transport guidelines for the Product that are determined by mutual written agreement of the parties.

“Slot” means, with respect to CMC’s cGMP manufacturing suite, the period of time the suite is reserved in preparation for and the performance of a Batch.

“Specification” means the specification of the Product either as defined in the Work Statement or as otherwise agreed between the parties or modified in accordance with Section 4.2.2.

“Stage” means a particular activity or series of conjoined activities that constitute a main step in the Services and that is more specifically identified in the Work Statement by the breakdown of the Services into numbered stages.

“Standard Operating Procedures” or “SOPs” means the standard operating procedures of CMC in place from time to time that define CMC’s methods of performing activities applicable to the Services.

“Testing Laboratories” means any Third Party instructed by CMC in accordance with this agreement and the applicable Work Statement to carry out tests on the Cell Line, Customer Materials, Drug Substance or Product pursuant to the performance of the Services.

“Third Party” means a person or entity other than CMC, Customer, or their respective Affiliates, or any employee, agent or representative of the foregoing.

“Timeline” means the estimated timeline for the performance of the Services as set out in the Work Statement.

“Work Statement” means the work statement attached as Appendix III and any other work statements that may be agreed on by the parties during the Term, as may be revised by the written agreement of the parties from time to time.  To be valid, a Work Statement must be signed by both parties.

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